Exhibit 4.9

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”) is dated March 19, 2019 (the “Effective Date”) and made by and between B.O.S. Better Online Solutions Ltd., an Israeli company, registration number 52-004256-5, with its registered office at 20 Freiman St., Rishon Lezion POB 198, 75101, Israel (the “Lender”); and Imdecol Ltd., a private Israeli company, registration number 51-268769-0, with its registered office at 11 Amal St. Rosh Ha’ayin 4809239, Israel (the “Borrower”). Capitalized terms used but not defined herein shall have the meanings assigned to the in the APA (as defined below).

Whereas the parties are entering into an Asset Purchase Agreement by and between the Lender and the Borrower dated as of even date hereof (the “APA”) for the purchase by Lender of certain assets of the Borrower and which contemplates a purchase price to be paid in cash and ordinary shares of the Lender as more fully provided in the APA;

WHEREAS, the parties agreed that upon execution of the APA the Company shall provide Borrower with a bridge loan intended to be an advance on account of the consideration payable at the Closing; and

WHEREAS, a condition for the provision of the loan under the this Agreement is that the shareholders of the Borrower (the “Pledgors”) and the Lender enter into a Pledge Agreement dated as of even date hereof (the “Pledge Agreement”) and grant Lender, as security for the Secured Obligations (as defined in the Pledge Agreement), a first degree fixed pledge over the all of the Pledgors’ shares in the Borrower (the “Pledged Shares”) and to execute and deliver to the Company the Pledge Documents (as defined below).

Now, therefore the parties hereto agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1. In this Agreement:

“Business Day” means a day (other than a Friday or Saturday) on which banks are open for general business in the State of Israel.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower to the Lender under this Agreement.

1.2. Construction. The preamble to this Agreement forms an integral part hereof. Section and Clause headings are for ease of reference only.

2. Provision of the Loan

2.1. Upon execution of the APA and subject to the delivery to the Company of the Pledge Documents as provided below, the Lender shall provide the Borrower a loan in an aggregate amount of NIS 1,000,000 (the “Loan”)

2.2. The Loan shall bear interest at a rate of 10% per annum, pro-rated for partial periods based on a 365 day year (the “Interest”) to be paid by Borrower together with Value Added Tax pursuant to applicable law.

2.3. Prior to the extension of the Loan each of the Pledgors shall provide to the Company a duly executed Pledge Agreement and notice to the Registrar of Pledges Registration (Form No. 1) substantially in the form attached as Exhibits A1-2 hereto (the Pledge Documents). The Pledgors undertake to cooperate with the Lender and take any action necessary or advisable in the Lender’s reasonable discretion to register and perfect the pledge of the Pledged Shares with the Registrar of Pledges.

2.4. The Loan shall be provided to the Borrower by wire transfer to the Borrower’s account, as notified by Borrower to Lender in writing.

3. PURPOSE

The Borrower shall apply all amounts borrowed by it hereunder towards its general corporate purposes and for working capital and not for any payment or distribution to any shareholder in any capacity, other than salaries in accordance with employment agreements as in effect on the Effective Date.

4. CONVERSION; REPAYMENT

4.1. Upon Closing, the Loan and any accrued Interest shall be deemed paid by the Lender as part of the Purchase Price to be paid at the Closing and shall no longer be outstanding.

4.2. Unless previously deemed repaid under Section 4.1 above, the Loan, all Interest and all Unpaid Sums shall automatically become due and payable without need for any notice or action by Lender upon the earlier of (i) August 31, 2019, or (ii) an Event of Default.

4.3. “Event of Default” shall mean any of the following: (a) any representation or statement made or deemed to be made by the Borrower in this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; (b) the Borrower: (i) admits its general inability to pay its debts as they fall due; or (ii) is declared by a competent court to be unable to pay its debts; (c) a legal proceeding or petition is taken in order to obtain an order for: (x) the winding-up, dissolution or reorganisation (by reason of insolvency) of the Borrower; or (y) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar office holder (ba’al tafkid) in respect of the Borrower or any material part of its assets (this clause (c) shall not apply to any proceeding or petition which is discharged, stayed or dismissed without any action taken thereunder within fifteen (15) days of commencement); and (d) the Borrower’s board of directors or shareholders’ meeting has adopted a binding resolution for the voluntary dissolution of the Borrower..

4.4. The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

4.5. All amounts due to be paid by the Borrower under this Agreement shall be paid to the Lender in full without any set offs, deductions or withholdings by wire transfer of immediately available funds to the Lender’s account designated by the Lender in writing.

4.6. In the event the Lender shall be required to take action to enforce its rights under the Pledge Agreement or the Pledge (as defined under the Pledge Agreement), Borrower shall, within five (5) Business Days of demand, pay to the Lender the amount of all reasonable costs and expenses (including but not limited to legal fees) incurred by the Lender in connection with such enforcement.

5. REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties as of the Effective Date:

5.1. Status. Borrower is a corporation, duly incorporated and validly existing under the law of the State of Israel and it has full power, authority, and legal right to own its assets and carry on its business as it is being conducted and as contemplated to be conducted.

5.2. Authority; No Conflict. Borrower has the power and authority to execute, deliver and perform this Agreement. The entry into and performance by Borrower of the transactions contemplated by this Agreement do not and will not conflict with any law or regulation applicable to it; any of its organizational documents; or any agreement or instrument binding upon it or upon any of its assets.

5.3. No Event of Default. No Event of Default is occurring on the Effective Date.

5.4. No Proceedings Pending or Threatened. No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency or governmental authority are pending or threatened against it.

6. UNDERTAKINGS

The undertakings in this Section 6 shall remain in force from the Effective Date until all amounts on account of the Loan then outstanding (including any Interest) are repaid in full.

6.1. Financial Statements. The Borrower shall deliver to the Lender a copy of any annual financial statements approved by its board of directors following such approval.

6.2. Information. The Borrower shall supply to the Lender: (a) promptly, all material documents provided by the Borrower to its shareholders; (b) promptly, upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower; and (c) promptly, such further information regarding the financial condition, business and operations of the Borrower as the Lender may reasonably request.

6.3. No Distributions. The Borrower shall not make any dividend distribution, unless the Loan, Interest and Unpaid Sums owed to the Lender under this Agreement are paid in full.

7. MISCELLANEOUS

7.1. Assignment. Neither party may assign or transfer any of its rights or obligations under this Agreement.

7.2. Notices. Any notice to be provided under this Agreement shall be provided in accordance with Section 14.2 of the APA.

7.3. Severability. If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

7.4. Remedies and Waivers. No failure to exercise, nor any delay in exercising, on the part of a party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. Other than as expressly provided herein, the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

7.5. Amendment. Any term of this Agreement may be amended or waived only with the written consent of the Lender and the Borrower.

7.6. Counterparts. This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. Delivery of signatures via electronic means (include pdf files) shall have the same effect as the delivery of original signatures.

7.7. Jurisdiction. The courts situated in Tel-Aviv, the State of Israel have exclusive jurisdiction to hear and determine any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) and no other court shall have jurisdiction.

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IN WITNESS WHEREOF, the parties have signed this Bridge Loan Agreement:

B.O.S. Better Online Solutions Ltd.

as Lender

By:	/s/ Yuval Viner /s/ Eyal Cohen
Name: Yuval Viner Eyal Cohen
Title: CO-CEO

Imdecol Ltd.
as Borrower

By:	/s/ Ben Zion Katz	By:	/s/ Hayak Ayelet
	Name: Ben Zion Katz		Name: Hayak Ayelet
	Title: CTO		Title: CEO

The undersigned hereby undertake to pledge the Pledged Shares pursuant to the Pledge Agreement attached as an exhibit to this Agreement.

/s/ Ben Zion Katz	/s/ Ayelet Aya
Ben Zion Katz	Ayelet Aya

/s/ Tirza Sima Katz
Tirza Sima Katz

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